 EXHIBIT 10.49

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDATORY AGREEMENT, dated the 29th day of December, 2008 by and between VORNADO REALTY TRUST, a Maryland real estate investment trust (the “Company”), Vornado Realty, L.P., a Delaware limited partnership (formerly known as The Mendick Company, L.P.) (the “Operating Partnership”) and DAVID R. GREENBAUM (the “Executive”).

WHEREAS, the Company, the Operating Partnership and Executive entered into an Employment Agreement dated as of April 15, 1997 (the “Employment Agreement”) to set forth the terms of the Executive’s employment by the Company; and

WHEREAS, the Company, the Operating Partnership and the Executive desire to amend the Employment Agreement to conform its terms with final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and Executive mutually agree as follows:

1.         Section 2(c) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(c)     Executive Benefits. During the term of this Agreement, Executive shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program, fringe benefit or other perquisite that generally is provided by the Company for other senior executive officers of the Company (which shall not include plans, programs, benefits or perquisites provided specifically for the benefit of the Chief Executive Officer of the Company, the President of the Company, or any other officer of the Company on an individual basis because of special circumstances, any individual(s) who become employed by the Company pursuant to an acquisition (with regard to levels of programs or arrangements committed to at such time), or to any individual(s) pursuant to an agreement for a new hire (with regard to levels of programs or arrangements committed to at such time)). Without limiting the foregoing, Executive shall be entitled to tax preparation and financial planning assistance up to a maximum of $15,000 per calendar year, payable in a lump sum no later than the end of the calendar year following the calendar year to which the payment relates, upon approval by an insurance carrier, a $3 million five-year renewable term life insurance policy and long-term disability insurance coverage with benefits at a rate of 60% of Base Salary through age 65 and a criteria of comparable position and no longer than a 180-day waiting period, which disability benefits would be

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inclusive of any disability benefits paid under any group long-term disability plan of the Company and noncontributory wrap-around medical and dental coverage substantially similar to that which he now has.”

2.         Section 4(f) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“4(f)    Death Benefit. Notwithstanding any other provision of this Agreement, the Employment Term shall terminate on the date of Executive’s death. In such event, (i) Executive’s estate shall be paid the amount specified in Section 4(g)(i) below and one (1) times Executive’s annual rate of Base Salary, payable in a lump sum within 30 days after the date of Executive’s death (subject to the provisions of Section 4(i) hereof) and (ii) the Company shall provide Executive’s spouse and dependents with health coverage as provided in Section 4(g)(ii) for one year from the date of death.”

3.         Section 4(g) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“4(g)   Termination Compensation. Upon the termination of the Employment Term and Executive’s employment hereunder (including any nonextension of the Employment Term), the Company shall provide Executive with the payments and benefits set forth below, subject to the provisions of Section 4(i) hereof. Executive acknowledges and agrees that the payments and benefits set forth in this section and elsewhere herein and in other written grants and agreements constitute liquidated damages for termination of his employment hereunder (including any nonextension of the Employment Term).

(i) Upon a termination of the Employment Term and Executive’s employment hereunder, Executive shall be entitled to receive in a lump sum within 30 days after the date of termination, subject to Section 4(i) hereof, (A) his Base Compensation through the effective date of termination, (B) if such termination is other than pursuant to Section 4(b) hereof, any unpaid annual earned bonus for the most recently completed fiscal year, (C) if such termination is pursuant to Section 4(a), 4(c) or 4(d) hereof, a pro rata share of Executive’s annual target bonus for the fiscal year of termination, (D) the benefits, fringes and perquisites, including without limitation accrued vacation (provided that if the termination is pursuant to Section 4(b) or 4(e) hereof, only such payment of accrued vacation as is required by law or the Company’s vacation policy), provided pursuant to Section 2 hereof up to the effective date of such termination and (E) any other amount due to Executive under any other program or plan of the Company.

(ii) In the event of a termination of the Employment Term and Executive’s employment pursuant to Section 4(a) (such reference shall include, without limitation, a nonextension by the Company pursuant to the terms of Section 3 hereof) or 4(d) hereof, Executive shall also be entitled to receive an amount (the “Severance Amount”) equal to the sum of (x) three times Executive’s annualized Base Compensation (as in effect on the date of such termination or, if greater, immediately prior to the Good Reason event, if any, based on which the termination of employment occurs) and (y) three times Executive’s Bonus Severance Amount (as defined herein). The “Bonus Severance Amount” shall mean an amount equal to the average of all annual bonuses earned by the Executive from the Company in the two (2) fiscal years ending immediately prior to Executive’s termination. The Severance Amount shall be payable in a lump sum within thirty (30) days of such termination, subject to Section 4(i) hereof. In the event of a termination pursuant to Section 4(a), 4(c) or 4(d) hereof, the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependants for a period of three (3) years following the date of termination of Executive’s employment (the “Date of Termination”), the medical, dental and hospitalization programs (the “Health Programs”) and the life insurance programs (including, without limitation, the life insurance policy set forth in Section 2(c), but for no longer than the five year term of such policy) (the “Life Insurance Programs”) in which Executive, his spouse and his dependants were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination. If Executive, his spouse or his dependants cannot continue to participate in the Company Health Programs, the Company shall: (a) in the event Executive is eligible to, and elects to continue receiving such benefits from the Company pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), waive the premium cost of such benefits (to the extent such premiums exceed the premium costs charged to active employees of the Company from time to time) for the period during which Executive (and his spouse and dependents) is/are entitled to continuation coverage under COBRA (the “COBRA Period”) and (b) commencing with the month after the month in which the COBRA Period ends, pay to Executive an amount equal to the quotient determined by dividing (x) the cost to Executive of acquiring medical, dental and/or hospitalization coverage for Executive, his spouse and his dependants for such month (such coverage to be, on a benefit-by-benefit basis, at the same level of, but otherwise comparable to, the coverage in effect immediately prior to the Date of Termination), by (y) 0.55, with such payment to be made on the first business day of the month following the month to which such coverage relates. Subject to Section 4(i) hereof, in the event Executive, his spouse or his dependants cannot continue to participate in the Company Life Insurance Programs, the Company shall pay to Executive an amount equal to the cost to Executive of acquiring life insurance coverage for Executive, his spouse and his dependants for such month (such coverage to be, on a benefit-by-benefit basis, at the same level of, but otherwise comparable to, the coverage in effect immediately prior to the Date of Termination), with such payment to be made on the first business day of the month following the month to which such coverage relates. Notwithstanding the forgoing, the Company’s obligation to provide the benefits and payments described above shall terminate on the earlier of (i) the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing conditions limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis) or (ii) the third anniversary of the Date of Termination; PROVIDED that, the Company’s obligation with respect to the life insurance policy referred to in Section 2(c) shall terminate no later than the expiration of the five year term of such policy. Executive shall not be entitled to any compensation or benefits pursuant to this Section 4(g)(ii) if his employment hereunder is terminated pursuant to Section 4(b) or as a result of Executive’s voluntary termination pursuant to Section 4(e).

(iii) Executive shall have such rights under the Company’s Omnibus Share Plan or any other benefit plan, and any agreements entered into in connection therewith, in accordance with the terms of such plans, grants thereunder and agreements.”

4.         Section 4 of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof:

“(i)      409A Compliance. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 4 hereof, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 4 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).”

5.         Section 6(g) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“6(g).  Legal Fees and Expenses.       If any contest or dispute shall arise between the Company and Executive (or, following the death of Executive, his estate or heirs) regarding any provision of this Agreement, the Indemnification Agreement or any equity grant or other agreement or compensation arrangement specifically set forth or provided for herein, the Company shall reimburse (i) Executive for all legal fees and expenses reasonably incurred by Executive during the lifetime of Executive and (ii) Executive’s estate and heirs for all legal fees and expenses reasonably incurred by Executive’s estate and heirs through the earlier of the 15th anniversary of the date of Executive’s death or the final settlement of Executive’s estate, in any case, in connection with such contest or dispute, but only if Executive (or his estate or heirs, as the case may be) is successful in respect of substantially all of Executive’s (or his estate’s or heirs’, as the case may be) claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than the end of the calendar year following the calendar year in which the expenses were incurred.”

6.         A new Section 6(l) of the Employment Agreement is hereby added, to read as follows:

“6(l).	Section 409A Compliance.

(i)        This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(ii)       All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

7.         Executive further acknowledges that, while the purpose of this Amendatory Agreement is to conform the Employment Agreement to the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder, any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

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            Except as amended herein, the Employment Agreement shall remain in full force and effect.

VORNADO REALTY TRUST

By: /s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

Vornado Realty, L.P.
By: Vornado Realty Trust, a general partner

By: /s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

/s/ David R. Greenbaum
David R. Greenbaum